EXHIBIT 23(A)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of TXU Corp. (formerly known as Texas Utilities Company) on Form S-3 of our report dated February 16, 2000, appearing in the Annual Report on Form 10-K of Texas Utilities Company for the year ended December 31, 1999, and to the reference to us under the heading "Independent Accountants" in this Registration Statement.


/s/ Deloitte & Touche LLP

Dallas, Texas
May 19, 2000